Exhibit 10.1

SEPARATION AND MUTUAL RELEASE AGREEMENT

THIS SEPARATION AND MUTUAL RELEASE AGREEMENT (this “Release”) is made by and between Michael Celano (the “Executive”) and Recro Pharma, Inc. (the “Company”).

WHEREAS, the Company and the Executive entered into an Employment Agreement dated July 1, 2016 (the “Employment Agreement”); and

WHEREAS, the Executive will cease to be employed as the Company’s Chief Operating Officer on May 9, 2019 (the “Termination Date”); and

WHEREAS, pursuant to Section 10(b)(iii) of the Employment Agreement, the Company had agreed to pay the Executive certain amounts and to provide certain benefits, subject to his execution and non-revocation of this Release; and

WHEREAS, the parties wish to amend the terms of consideration described in Section 10(b)(iii) of the Employment Agreement as set forth below.

All terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.    Consideration. In consideration of Executive’s execution and non-revocation of this Release and subject to Executive’s continued compliance with the restrictive covenants contained in Sections 5, 6, 7 and 8 of the Employment Agreement, as revised pursuant to Section 8 hereof (“the Restrictive Covenants”), the Company agrees to:

1.1.    Pay to Executive the Accrued Benefits;

1.2.    Pay Executive a pro-rata annual bonus in respect of fiscal year 2019 in the amount of $87,423, less applicable withholding taxes, payable when annual bonuses in respect of fiscal year 2019 are paid to other employees of the Company;

1.3.    If Executive timely elects continued coverage under COBRA, reimburse the COBRA premium for Executive’s and his eligible dependents’ health insurance benefits at the same percentage as is currently paid by the Company, for the earlier of thirteen months from the date that Executive’s coverage as an employee under the Company’s health benefit plan terminates or the date that Executive becomes ineligible for COBRA benefits;

1.4.    In full satisfaction of any entitlement to outplacement services, pay Executive a lump sum amount of $25,000 on or before July 31, 2019;

1.5.    Reimburse Executive, in accordance with the Company’s Travel and Expense Policy, for any business expenses Executive incurred before the Termination Date that are submitted to the Company on or before May 30, 2019;

1.6.    Pay Executive his Base Salary, in accordance with its normal payroll practices (but not less frequently than monthly) for a period of thirteen (13) months from the Termination Date;

1.7.    With respect to the outstanding stock options awarded to the Executive as of the Termination Date, cause 102,083 shares subject to the stock option award dated July 5, 2016, 20,883 shares subject to the stock option award dated January 18, 2017, 14,167 shares subject to the stock option award dated January 2, 2018, and 5,625 shares subject to the stock option award dated January 18, 2019, to become vested as of the Termination Date and enhance the post-termination survival period otherwise applicable to such options such that they will remain exercisable until 18 months after the Termination Date; provided, however, that no such stock options will be exercisable following the original expiration date of the stock options;

1.8.    With respect to any outstanding performance-based restricted stock unit awards (“Performance-Based RSUs”) awarded to Executive as of the Termination Date, cause 100% of such outstanding Performance-Based RSUs representing 33,750 Performance-Based RSUs to become vested as of the Termination Date; and

1.9.    With respect to the outstanding time-vesting restricted stock unit awards (the “Time-Based RSUs”) awarded to Executive as of the Termination Date, cause 5,937 outstanding Time-Based RSUs to become vested as of the Termination Date.

The Executive acknowledges that: (i) the payments and promises set forth in this Section 1 constitute full settlement of all his rights under the Employment Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company or any of its affiliates, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive by reason of the cessation of his employment. The Executive further acknowledges that, in the absence of his execution of this Release, the payments and benefits specified in Section 10(b)(iii) of the Employment Agreement and this Release would not otherwise be due to him.

2.    Mutual Release and Covenant Not to Sue.

2.1.    Mutual Release. The Executive, on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby fully and forever releases and discharges the Company its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, directors, shareholders, general partners, limited partners, employees and agents (in their official, individual and all other capacities), and all other persons or entities acting with, for, through or in concert with any of them (herein collectively referred to as the “Company Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, including class claims, direct or indirect, in law, equity or otherwise, whether known or unknown, which the Executive now has, or hereafter can, shall or may have for, upon or by reason of any act, transaction, practice, conduct, matter, cause or thing of any kind or nature whatsoever (each, a “Claim”) arising or occurring through the Effective Date of this Release. The Company hereby fully and forever releases and discharges the Executive from any Claim arising or occurring through the Effective Date of this Release, including, but not limited to, any Claim arising out of the Executive’s employment by the Company or the termination thereof.

2.2.    Covenant Not to Sue. The Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Company and that he has not assigned any claim against the Company to any other person or entity. The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against the Executive and that it has not assigned any claim against the Executive to any other person or entity. Both the Executive and Company further promise not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to the Executive’s employment by the Company or the termination of that employment. Notwithstanding anything in this Release to the contrary, this Release will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) will be barred.

2.3.    Claims Not Released. Notwithstanding Section 2.1, the foregoing release of any Claim does not release the Company or the Executive from claims: (a) to enforce this Release, (b) to enforce the Executive’s rights under any employee benefit plan in accordance with the terms of the applicable plan(s), or (c) for indemnification under the Company’s By-Laws, under applicable law, or under any indemnification agreement between the Company and the Executive, including, but not limited to those specified in paragraph 14 of the Employment Agreement. Additionally, the foregoing does not release the Executive from claims the Company may have arising out of or related to: (x) Executive’s criminal or other serious misconduct related to the Company, (y) Executive’s breach of fiduciary duty to the Company, or (z) Executive’s material breach of any agreement with the Company.

2.4.    Claims Released. The Executive understands and agrees that the claims released in Section 2.1 include, but are not limited to: (a) any Claim based on any law, statute, or constitution or based on contract or in tort or based on common law; (b) any Claim based on or arising under any civil rights laws, labor laws, or employment laws, such as the Pennsylvania Human Relations Act, or the civil rights laws of any other state or jurisdiction, or Title VII of the Civil Rights Act of 1964 (“Title VII”), or the federal Age Discrimination in Employment Act of 1967 (“ADEA”), or the Americans with Disabilities Act of 1990 (“ADA”), or the Civil Rights Act of 1991, of the Genetic Information Nondiscrimination Act (“GINA”), or the Worker Adjustment and Retraining Notification Act (“WARN”); (c) any Claim under any grievance or complaint procedure of any kind; (d) any Claim based on or arising out of or related to the Executive’s recruitment by, employment with, the termination of the Executive’s employment with, the Executive’s performance of any services in any capacity for, or any business transaction with, any or all of the Company Releasees (including, but not limited to any claim for wrongful or retaliatory discharge); (e) any Claim for a personal recovery by the Executive in connection with, or arising from, any lawsuit or proceeding brought by any person or entity other than the Executive (including, but not limited to, any Claim brought by any administrative agency, department or commission); (f) any Claim for the Executive’s attorneys’ fees, costs or expenses relating to this Release; and (g) any other Claim for compensation of any kind.

3.    Return of Property. As used in this Agreement, the term “Company Property” includes, without limitation: (i) all materials (including all copies thereof) containing any Confidential Information (as defined in the Employee Confidentiality Agreement), including, without limitation, drawings, tapes, disks, codes, descriptions or other papers, documents or other materials; (ii) all computer hardware, computer software, cell phones, smart phones, business equipment, drawings, designs, specifications, tapes, drives, disks, codes, notes, files, documents, memoranda or data created by Executive, or made available or furnished to Executive by the Company or any affiliated company (including all copies thereof), whether or not they contain Confidential Information; (iii) all other materials containing any information pertaining to the business of the Company or any affiliated company, or any of their employees, consultants, or business associates, that were acquired by Executive in the course of employment with the Company; and (iv) any passwords to any electronically stored documents on Employee’s mobile phone or computer.

3.1.    Executive represents that Executive will immediately delete all copies of any Company documents, emails, files, data, software, code, business processes and procedures, and/or any Confidential Information that Employee has stored on any personally owned computer, smartphone, network, or computer system. Executive agrees that the Company may demand proof of deletion and that Executive will provide such proof upon request.

3.2.    Executive represents that, before signing this Agreement, Executive has returned to the Company all Company Property.

4.    Cooperation. The Executive further agrees that he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company. The Executive shall render such cooperation in a timely manner on reasonable notice from the Company.

5.    Mutual Non-Disparagement. The Company’s officers and directors will not disparage the Executive or the Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect the Executive’s personal or professional reputation. Similarly, the Executive will not disparage the Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company or any of its directors, officers, agents or employees.

6.    Confidentiality. Employee shall not discuss, disclose or publicize the terms or fact of this Release, directly or indirectly, to any person or entity, except to Executive’s accountant, attorney, spouse, and to others as required by law. Executive further understands and agrees that such information may be disclosed to the aforementioned individuals only on the condition that such individuals in turn agree to keep such information completely confidential, and not to disclose it to others. A breach of this provision by any of these persons shall constitute a breach by Executive.

7.    Permitted Conduct. Nothing in this Separation Agreement and Release is intended to restrict Executive’s legal right to discuss the terms and conditions of Executive’s employment. Moreover, nothing in this Separation Agreement and Release restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or assisting with an investigation directly with any governmental agency or entity or self-regulatory authority, including but not limited to the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Executive does not need the prior authorization of the Company to engage in such communications, respond to such inquiries, provide such Confidential Information or documents to the Regulators, or make any such reports or disclosures. Executive is not required to notify the Company that Executive has engaged in such communications, responded to such inquiries or made such reports or disclosures.

8.    Restrictive Covenants. The Executive acknowledges that the Restrictive Covenants will survive the termination of his employment. The Executive further agrees to extend his non-solicitation covenant described in Section 8(a) of the Employment Agreement to cover the [18-month] period following the Termination Date (in lieu of one year following the Termination Date), and acknowledges and agrees, for the avoidance of any doubt, that such covenants shall protect all of the Company’s business operations, including its contract development and manufacturing (CDMO) business segment. The Executive affirms that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to the Restrictive Covenants and that he will abide by the Restrictive Covenants.

9.    Review of Agreement/Rescission Right. The Executive expressly acknowledges and recites that: (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion, (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it, (d) he was provided at least forty-five (45) calendar days after receipt of the Release to consider its terms before signing it, and (e) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. The Executive may revoke this Release during those seven (7) days by providing written notice of revocation via email to Human Resources. Provided that the Executive does not revoke this Release, the Release shall become effective on the eighth (8th) day following the Executive’s execution of the Release (the “Effective Date”). Executive acknowledges that attached to this Release are the group disclosures required by the Older Workers Benefit Protection Act.

10.    Medicare Beneficiary Representation. The Executive warrants that, as of the date he signs this Agreement, he is not a Medicare beneficiary, is not suffering from end stage renal failure or amyotrophic lateral sclerosis, has not received Social Security benefits for 24 months or longer, has not applied for Social Security benefits, and has not been denied Social Security disability benefits and is appealing the denial. The Executive affirms, covenants, and warrants that he has made no claim, nor is he aware of any facts supporting any claim, against any of the Company Releasees under which any of the Company Releasees could be liable for medical expenses incurred by the Executive before or after the execution of this Agreement. Furthermore, the Executive is aware of no medical expenses for which Medicare has paid and for which any of the Company Releasees is or could be liable. The Executive agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. The Executive acknowledges and agrees that the payment(s) made to him under this Agreement may be reported as provided in Section 111 of the Med care, Medicaid, and SCHIP Extension Act of 2007, 42 U.S.C. § 1395y(b)(8). The Executive also agrees to indemnify, defend, and hold the Company Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees. The Executive specifically waives any related claims for damages against any and all of the Company Releasees including, without limitation, a private cause of action provided by 42 U.S.C. § 1395y(b)(3)(A).

11.    Miscellaneous.

11.1.    Tax Withholding. All payments provided to the Executive will be subject to tax withholding in accordance with applicable law.

11.2.    No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Company specifically denies any such violations.

11.3.    No Reinstatement. The Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

11.4.    Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, permitted assigns, executors, administrators and heirs. The Executive may not make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

11.5.    Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

11.6.    Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof, except for the Restrictive Covenants. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

11.7.    Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

11.8.    Execution Date; Counterparts and Facsimiles. This Release may not be signed by the Executive prior to the date of Executive’s termination of employment. This Release may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Executive has executed this Release, on the date(s) below written.

RECRO PHARMA, INC.

By:	/s/ Gerri A. Henwood
Name & Title: G. Henwood, CEO
Date: May 14, 2019

MICHAEL CELANO

/s/ Michael Celano
Date: 5/14/19